         As filed with the Securities and Exchange Commission on July 18, 1997.
                                            REGISTRATION NO. 333-______________



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              -------------------
                               BAY NETWORKS, INC.
             (Exact name of Registrant as specified in its charter)
                              -------------------


          DELAWARE                          3661                 04-2916246
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)     Classification Number)  Identification No.)


                           4401 GREAT AMERICA PARKWAY
                             SANTA CLARA, CA 95054
                                 (408) 988-2400
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              -------------------
                               JOHN J. POGGI, JR.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               BAY NETWORKS, INC.
               4401 GREAT AMERICA PARKWAY, SANTA CLARA, CA 95054
                                 (408) 988-2400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

     ROBIN G. SEIM                                   BRUCE E. SCHAEFFER, ESQ.
   Vice President and                             Gray Cary Ware & Freidenrich
  Corporate Controller                              A Professional Corporation
   Bay Networks, Inc.                                   400 Hamilton Avenue
4401 Great America Parkway                              Palo Alto, CA 94301
Santa Clara, CA 95054
                              -------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
 Title of Each Class of                                  PROPOSED MAXIMUM        PROPOSED MAXIMUM
    Securities to be                AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING            AMOUNT OF
       Registered                   REGISTERED               PER SHARE (1)             PRICE (1)           REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock ($0.01 par value)     6,407,393 shares              $27.19               $174,217,015               $52,793
============================================================================================================================

     (1) Estimated solely for the purpose of computing the registration fee and based on the average of the high and low prices of the Common Stock of Bay Networks, Inc. as reported on the New York Stock Exchange on July 15, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT

OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                                6,407,393 SHARES

                               BAY NETWORKS, INC.

                                  COMMON STOCK

          The 6,407,393 shares of Common Stock of Bay Networks, Inc. (the "Company") offered by this Prospectus (the "Shares") are outstanding shares that may be sold from time to time by or on behalf of certain stockholders (the "Selling Stockholders") of the Company described in this Prospectus under "Selling Stockholders." The Selling Stockholders acquired the Shares from the Company in a private transaction related to the Company's acquisition of all of the outstanding stock of Rapid City Communications ("Rapid City") pursuant to a merger of a newly formed, wholly-owned subsidiary of the Company with and into Rapid City (the "Acquisition"). The Company has agreed to register the Shares under the Securities Act of 1933, as amended (the "Securities Act"), and to use its best efforts to cause the registration statement covering the Shares to be declared effective and to remain effective until the earlier of (i) such time as each of the Selling Stockholders may sell all of the Shares held by him, her or it without registration pursuant to Rule 144 under the Securities Act within a three-month period; (ii) such time as all of the Shares have been sold by the Selling Stockholders; or (iii) one (1) year following the closing of the Acquisition on June 25, 1997. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

          The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the Shares from time to time on the New York Stock Exchange ("NYSE"), in negotiated transactions or otherwise, and on terms and at prices then obtainable. The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company and the Selling Stockholders have agreed to certain indemnification arrangements. See "Plan of Distribution."

          The Company will bear all costs and expenses incident to the offering and sale of the Shares to the public, including without limitation, printing expenses, legal fees and disbursements of counsel for the Company, "blue sky" expenses, accounting fees and filing fees, but excluding any underwriting commissions or similar charges and legal fees and disbursements of counsel for the Selling Stockholders.

          THE SHARES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION OF THE SHARES UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF ANY EXEMPTIONS FROM SUCH REGISTRATION.

          The Company's Common Stock is listed on the NYSE. On July 16, 1997, the last sales price of the Company's Common Stock as reported on the NYSE was $29.00.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR INFORMATION THAT SHOULD BE
       CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

                                 -------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                     UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                 -------------


                 The date of this Prospectus is July ___, 1997

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's web site can be accessed at http://www.sec.gov. The Company's Common Stock is traded on the NYSE. Reports and other information concerning the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         The Company has also filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: (1) Annual Report on Form 10-K for the year ended June 30, 1996; (2) Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997; (3) the description of the Company's capital stock contained in the Company's Registration Statement on Form 8-A filed on February 21, 1996;
(4) the description of the Company's Preferred Stock Purchase Rights attached to each share of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on February 21, 1996; and (5) Current Reports on Form 8-K filed on November 6, 1996 and July 8, 1997.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus (other than any exhibits thereto). Requests for such documents should be directed to Bay Networks, Inc. at 4401 Great America Parkway, Santa Clara, CA 95052-8185 (telephone number (408) 988- 2400), Attn: Secretary.

         Trademarks of Bay Networks, Inc. appear in this document. Other trademarks, brand, product or company names may be the property of others.

                                  THE COMPANY

         The Company develops, manufactures, markets and supports a comprehensive line of data networking products and services, including high-speed routers, switches, intelligent hubs, remote and Internet access solutions and sophisticated management software providing network design and configuration solutions. These products enable end users to build or enhance their data network systems, including all levels from small local area networks to large enterprise-wide information infrastructures and telecommunication carriers.

         The Company is a Delaware corporation incorporated on May 2, 1986. The Company's principal executive offices are located at 4401 Great America Parkway, Santa Clara, California 95054, telephone number (408) 988-2400. As used in this Prospectus, references to the "Company" or the "Registrant" include Bay Networks, Inc. and its subsidiaries.

                                  RISK FACTORS

         The following risk factors should be considered in conjunction with the other information included and incorporated by reference in this Prospectus before purchasing the Common Stock offered hereby. The discussions in this Prospectus may include forward-looking statements that involve risks and uncertainties. In addition to those risk factors discussed elsewhere in this Prospectus, the Company identifies the following risk factors which could affect the Company's actual results and cause actual results to differ materially from those in the forward-looking statements.

         Risks Related to New Products. The Company's future revenue is dependent on its ability to successfully develop, manufacture and market products for customers worldwide. In this regard, future growth is dependent on the Company's ability to timely and successfully develop and introduce new products, establish new distribution channels, develop affiliations with leading market participants which facilitate product development and distribution, and market existing and new products with service providers, resellers and channel partners, and others. Also, future revenue may be affected in part by factors which influence the business of the Company's direct and indirect resellers, such as the resellers' organization structure, purchasing patterns and inventory levels.

         The Company believes that the markets for its products are characterized by rapid rates of technological innovation for both hardware and software. Rapid rates of technological change, in turn, may lead to shorter or more unpredictable product life cycles. There can be no assurance that the Company's research and development efforts will result in commercially successful new technology and products in the future. As the technical complexity of new products increases, it may become increasingly difficult to introduce new products quickly and according to schedule. In addition, due to development in the market, the Company may need to adjust its product mix and market focus.

         Recent Management Transitions and Restructuring. In the fiscal year ended June 30, 1997, the Company appointed a new President, Chief Executive Officer and Chairman of the Board; a new Executive Vice President of Sales, Service, and Marketing; a new Executive Vice President and Chief Financial Officer; a new Executive Vice President and General Manager, Internet/Telecom Business Group; and a new Executive Vice President and General Manager, Enterprise Business Group. In addition, the Company has reorganized its business groups and realigned its resources and some employees in order to better serve its customers, and strengthen its product development and marketing abilities. The Company's success will depend on its ability to effect a smooth transition to its new structure and new management team with minimal disruption in operations. These changes, as well as future changes, may adversely impact the Company's operating results or cash flows.

         Dependence on Key Personnel. The Company's success depends upon the continued contributions of its personnel, many of whom would be difficult to replace. The loss of services of any of the Company's key employees could have a material adverse effect on the Company. The Company's success will depend in large part on its ability to attract and retain highly-skilled, managerial, engineering, sales and marketing personnel and to motivate key employees and officers. Competition for such personnel is intense. There can be no assurance that the Company will be successful in retaining its key technical and management personnel and in attracting and retaining the personnel it requires to continue to grow.

         Risks Related to Gross Profit. The Company's gross profit percentage is a function of the product mix sold in any period. Therefore, gross profit percentage could fluctuate, affecting the Company's operating results. Other factors such as unit volumes, obsolescence/surplus of inventory, heightened price competition, changes in channels of distribution, shortages in components due to shortages or delays in supplies of parts from vendors, the ability to obtain items at reasonable prices, and the availability of skilled labor, may also continue to affect the cost of sales and the fluctuation in gross profit percentages in future periods. In the past, the Company has paid premiums to secure adequate supplies of components, and it could become necessary to make such payments again in the future.

         Risks Related to Timing of Product Shipments. A substantial portion of the Company's revenue in any period may result from shipments during the latter part of a period. Because the Company establishes its operating expense level based on its operational goals, if shipments in any period do not meet goals, net profits may be adversely affected. In addition, if the Company is successful in reducing its inventory levels there is a greater risk relating to efficient timing of manufacturing and product shipments.

         Risks Relating to Manufacturing Operations. The Company has a variety of manufacturing facilities and arrangements, both domestically and internationally. There is a risk that the Company's manufacturing abilities could be affected by the operations of its manufacturing suppliers, suppliers' prices and capacity, and suppliers' quality control activities.

         Risks Related to Backlog. The Company has reduced its product manufacturing lead times. However, if shorter lead times are available from other manufacturers, the Company's customers may cancel, or not place, orders. If backlog is reduced during any particular period, it could result in variability and less predictability in the Company's quarter to quarter revenue and operating results. In addition, the Company's ability to meet customer demand may also be dependent on the ability of the Company to increase manufacturing levels for new products to volumes required based on anticipated orders by the market.

         Risks Related to Intellectual Property Rights. The Company currently relies upon a combination of patents, copyrights, trademarks and trade secret laws to establish and protect its proprietary rights in its products and other intellectual property. The Company maintains as proprietary the software and other portions of the technology incorporated in its network management and other products, and may license that technology to others as necessary. There can be no assurance that the steps taken by the Company in this regard will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. The Company has a number of patents and may apply for additional patents. There can be no assurance that patents will issue from any applications filed by the Company or that, if patents do issue, the claims will be sufficiently broad to protect the technology invented by the Company. In addition, no assurance can be given that any patents issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages.

         Because of the existence of a large number of patents in the networking field and the rapid rate of issuance of new patents or new standards that may issue or to obtain important technology, it may be necessary for the Company to enter into technology licenses from others. Such licenses could impact the Company's operating results, and there is no assurance that the Company will be able to license such technology.

         The Company has announced a number of strategic technology alliances and cooperative marketing efforts. There can be no assurance that such alliances will lead to standards acceptable to the market, or competitive products.

         Legal Proceedings. As with other companies in the networking industry, the Company is subject to the risk of adverse claims and litigation on a variety of matters, including intellectual property and securities law matters. On March 4, 1997, the Company announced that stockholders had filed two separate lawsuits against the Company and ten of the Company's current and former officers and directors. One lawsuit has been filed in the United States District Court for the Northern District of California and alleges violations of the federal securities laws. The other lawsuit has been filed in California Superior Court, County of Santa Clara, and alleges violations of the California Corporations Code. Both lawsuits purport to seek damages on behalf of a class of stockholders who purchased the Company's common stock during the period of May 1, 1995 through October 14, 1996. Both cases are in the initial stages of litigation and no trial dates have been set. On April 18, 1997, a stockholder (represented by some of the same plaintiffs' law firms as in the aforementioned cases) filed a lawsuit in Santa Clara County, California Superior Court alleging violations of the federal securities laws and California Corporations Code by the Company and nine of its current and former officers and directors. The lawsuit purports to seek damages on behalf of a class of stockholders who acquired the Company's common stock pursuant to the Registration Statement and Prospectus that became effective on November 15, 1995. This case is in the initial stages of litigation. Major litigation may result in substantial costs and expenses to the Company and significant diversion of efforts by the Company's technical and management personnel. In addition, an adverse ruling in a major litigation could have a material adverse effect on the Company's future operating results, financial position, and cash flows.

         Risks Related to New Markets. During the past several quarters, the Company entered new markets, including the remote access and Internet markets, primarily through the acquisition of other businesses. The market for Internet and Intranet access and switching products is new and evolving, and it is difficult to predict its size or future growth rate. The revenue or net profits from these new markets and businesses has not been material in the past. At present, these new markets are undeveloped, rapidly changing, and highly competitive. If these markets do not develop, or if the Company's strategies for these markets are unsuccessful, the Company's operating results may be adversely affected.

         Revenue Fluctuations and Competition. The data networking industry has grown in the past few years. However, the Company's revenue may fluctuate year over year or any quarter over quarter based on competition and customers waiting for anticipated product introductions. This industry is highly competitive and competition is expected to intensify and could adversely affect the Company's future results. Networking and communications suppliers compete in areas such as: conformity to existing and emerging industry standards; interoperability with other networking products; the ability to run Ethernet, token ring and FDDI networks on most common cabling systems; network management capabilities; ease of use; scalability; price; performance; reliability; product features; technical support; marketing expertise; and product innovation. Increasingly, there has been greater competition in the pricing of networking products.

         There are many companies competing in various segments of the intelligent hub, switching, router and remote access network markets. The Company's principal competitors include Ascend Communications, Cabletron Systems, Inc., Cisco Systems, Inc., Digital Equipment Corporation, Fore Systems, Inc., Hewlett-Packard Company, Inc., International Business Machines Corporation and 3Com Corporation, among others. Several of the Company's competitors have greater name recognition, more extensive engineering, manufacturing and marketing capabilities, and greater financial, technological and personnel resources than those available to the Company. In addition, certain companies in the networking industry have expanded their product lines or technologies in recent years as a result of acquisitions. See "Industry Consolidation." There can be no assurance that the Company will be able to compete successfully in the future with existing or new competitors.

         With industry standards established and new standards emerging, more companies have developed standards-based products and have sought to compete on the basis of price. Pressures from competitors offering lower priced products could result in future price reductions for the Company's products.

         Industry Consolidation. Certain of the Company's competitors have expanded their product lines or technologies in recent years as a result of acquisitions. 3Com Corporation recently acquired U.S. Robotics Corporation and Ascend Communications, Inc. recently acquired Cascade Communications Corporation. Such consolidations by competitors are likely to create entities with increased market shares, customer bases, technology and marketing expertise, sales forces, or proprietary technology in product markets in which the Company competes.

         Risks Related to Acquisitions. To implement its business plans, the Company may make further acquisitions in the future. Acquisitions require significant financial and management resources both at the time of the transaction and during the process of integrating the newly acquired business into the Company's operations. The Company's operating results could be adversely affected if it is unable to successfully integrate such new companies into its operations. There can be no assurance that any acquired products, technologies or businesses will contribute at anticipated levels to the Company's sales or earnings, or that sales and earnings from combined businesses will not be adversely affected by the integration process. Certain acquisitions or strategic transactions may be subject to approval by the other party's board or shareholders, domestic or foreign governmental agencies, or other third parties. Accordingly, there is a risk that important acquisitions or transactions could fail to be concluded as planned. Future acquisitions by the Company could also result in issuances of equity securities or the rights associated with the equity securities, which could potentially dilute earnings per share. In addition, future acquisitions could result in the incurrence of additional debt, taxes, or contingent liabilities, amortization expenses related to goodwill and other intangible assets and expenses incurred to align the accounting policies and practices of the acquired companies with those of the Company. These factors could adversely affect the Company's future operating results, financial position, and cash flows. As the Company's competitors have pursued a strategy of growth through acquisition, there is a risk that future acquisitions could be more expensive due to competition among bidders for target companies.

         Reliance on Resellers and Distributors. VAR and distributor networks have continued to represent an important part of the Company's overall sales and distribution strategy. While the Company is not dependent on any single VAR or distributor, the loss of, or changes in the relationship with or performance by, several VARs or distributors nevertheless could have a material adverse effect on the Company's revenue and operating results. The loss of, or changes in the relationship with or performance by, one or more international distributors could have a material adverse effect on the Company's revenue and operating results.

         Risks Related to Customer Support and Service. The market for the Company's products increasingly demands high levels of customer support and service. As a result, the Company aims to provide competitive levels of support and service, as well as product warranties. There is a risk that the Company or its contractors may be unable to provide a level of service that is acceptable to its customers. There is also a risk that the Company may incur substantial costs related to warranties or service claims.

         Risks Related to International Sales and Manufacturing. International sales and manufacturing may be an increasingly important contributor to the Company's revenue and net profits. As a result, operating results are increasingly affected by the risks of such activities, including economic conditions in the international markets in which the Company sells and manufactures its products, political and economic instability, fluctuations in currency exchange rates, changes in international regulatory requirements, international staffing and employment issues, tariffs and other trade barriers, import and export controls and the burden of complying with foreign laws.
Sales into developing nations may fluctuate to a greater extent than sales to customers in developed nations, as those markets are only beginning to adopt new technologies and establish purchasing practices. These risks may adversely affect the Company's future operating results, financial position, and cash flows.

         Foreign Currency Rate Changes. Weaker foreign currency values relative to the U.S. dollar may render the Company's products relatively more expensive to customers in a particular country and may lead to a reduction in sales or profitability in that country, or result in foreign exchange losses on the conversion to U.S. dollars of foreign currency accounts receivable resulting from international operations. The Company remains subject to the transaction exposures that arise from foreign exchange movements between dates. There can be no assurance that the Company's current or any future exchange strategy will be successful in avoiding exchange related losses or that any of the factors listed above will not have a material adverse effect on the Company's future operating results, financial position, and cash flows.

         Risks Related to Government Regulations and Product Certification. The Company's operations are also subject to laws, regulations, government policies, and product certification requirements worldwide. Changes in such laws, regulations, policies, or requirements could affect the demand for the Company's products or result in the need to modify products, which may involve substantial costs or delays in sales and could have an adverse effect on the Company's future operating results. In addition, there is a risk that the Company's earnings may fluctuate due to changes in the Company's tax rate.

         Risks of Stock Volatility and Absence of Dividends. In recent years, the stock market in general and the market for technology stocks in particular, including the Company's common stock, have experienced extreme price fluctuations. There is a risk that stock price fluctuation could impact the Company's operations. Changes in the price of the Company's common stock could affect the Company's ability to successfully attract and retain qualified personnel or complete necessary business combinations or other transactions in the future. The Company has never paid any cash dividends on its capital stock, and has no present intention to do so.

         Risks Relating to the Tax Treatment of the Acquisition. If the Acquisition fails to qualify as a reorganization as described in Section 368 of the Internal Revenue Code, Rapid City would recognize gain or loss as if it had sold its assets in exchange for an amount equal to (i) the cash plus the fair market value of the shares of the Company's Common Stock received by the Rapid City stockholders in the Acquisition and (ii) liabilities of Rapid City effectively assumed or transferred. As the successor stockholder of Rapid City, the Company would indirectly bear the income tax due on any such gain.

                                   MANAGEMENT

         In the fiscal year ended June 30, 1997, the Company appointed a new President, Chief Executive Officer and Chairman of the Board, a new Executive Vice President of Sales, Service, and Marketing; a new Executive Vice President and Chief Financial Officer; a new Executive Vice President and General Manager, Internet/Telecom Business Group; and a new Executive Vice President and General Manager, Enterprise Business Group.

         The current executive officers of Bay Networks as of June 30, 1997 are as follows:

 NAME                                        AGE                POSITION
------------------------                     -----              --------------------------------------------------------------
 David L. House                              54                 Chairman of the Board, President and Chief Executive Officer

 Lloyd A. Carney                             35                 Executive Vice President and General Manager, Enterprise
                                                                Business Group

 Stephen G. Pearse                           38                 Executive Vice President and General Manager, Internet/Telecom
                                                                Business Group

 David J. Rynne                              56                 Executive Vice President and Chief Financial Officer

 David A. Shrigley                           49                 Executive Vice President for Sales, Service and Marketing

 John J. Poggi, Jr.                          50                 Vice President, General Counsel and Secretary

 Jane A. Risser                              46                 Vice President and Corporate Treasurer

 Robin G. Seim                               37                 Vice President and Corporate Controller


         David L. House joined the Company in 1996 as Chairman of the Board, President and Chief Executive Officer. Prior to joining the Company, Mr. House was the senior vice president and general manager of the Enterprise Server Group at Intel Corporation. During his 22 years at Intel, Mr. House served in a number of key general management, marketing and strategic planning roles. In 1991, Mr. House headed up the Architecture, Marketing and Applications Group, where he managed all corporate marketing activities, including the introduction of the highly regarded "Intel Inside(R)" campaign. From 1992 to 1995, as senior vice president of corporate strategy, Mr. House was a key architect of Intel's major strategic alliances, including the 1994 Intel-Hewlett Packard alliance for 64-bit architecture. For 12 years, he held profit and loss responsibility for Intel x86 microprocessors and related products.



         Lloyd A. Carney is Executive Vice President and General Manager of the Company's Enterprise Business Group. Most recently, Mr. Carney served as executive vice president on special assignment assisting David House, Bay

Networks' Chairman, President and CEO, on operating issues during the recent management transition. Mr. Carney joined the Company in 1990 as director of technical operations and was appointed vice president of customer support in 1993.

         Stephen Pearse joined the Company in June 1997 as Executive Vice President and General Manager of the Company's Internet/Telecom Business Group. Prior to joining the Company, he was chief executive officer at Geotek Technologies, a position he held since June 1996. Prior to Geotek, Mr. Pearse was senior vice president, engineering, technology, operations, MIS at Time Warner Communications.

         David J. Rynne joined the Company in January 1997 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Rynne was senior vice president and chief financial officer of Tandem Computers, Inc. Mr. Rynne served as chief financial officer of Tandem Computers since 1983.

         David A. Shrigley joined the Company in November 1996 as Executive Vice President for Sales, Service and Marketing. Prior to joining the Company, Mr. Shrigley was vice president of corporate marketing at Intel Corporation, a position he held since June 1995. From 1990 to 1995, Mr. Shrigley was vice president of the sales and marketing group and general manager of Intel's Asia Pacific Operation, headquartered in Hong Kong.

         John J. Poggi, Jr. joined the Company in June 1997 as Vice President, General Counsel and Secretary. Mr. Poggi came to the Company from a private law practice advising high-technology clients on business law. Prior to entering private practice, Mr. Poggi had spent fourteen years in the roles of general counsel and secretary at Raynet Corporation and Spectra-Physics.

         Jane A. Risser joined the Company in 1997 as Vice President and Corporate Treasurer. Ms. Risser came to the Company from Apple Computer where she spent eleven years in senior financial management positions, including director of investor relations, director of finance, and most recently, vice president and treasurer.

         Robin G. Seim joined the Company in February 1996 as Director of Finance, World Wide Manufacturing. In November 1996, he assumed responsibility for corporate financial planning as well as manufacturing finance. Mr. Seim was appointed Vice President and Corporate Controller in May 1997. Prior to joining the Company, Mr. Seim held various financial and accounting management positions at IBM from February 1982 through January 1996, the latest of which was controller of IBM San Jose, Storage Systems Division.

                              SELLING STOCKHOLDERS

         The Selling Stockholders acquired the Shares from the Company in connection with the Company's acquisition of all of the outstanding stock of Rapid City pursuant to the Acquisition. The Acquisition was consummated on June 25, 1997. The Selling Stockholders received the Shares directly from the Company in exchange for all of the outstanding shares of Rapid City.

         The following table lists the Selling Stockholders, the number of shares of the Company's Common Stock which each owned or had the right to acquire as of June 25, 1997, the number of shares of the Company's Common Stock expected to be sold by each, and the number and the percentage of the shares of the Company's Common Stock which each will own or have the right to acquire after the offering pursuant to the Registration Statement, assuming the sale of all the shares expected to be sold.

                                         Shares Owned Before        Shares To           Shares Owned    Percentage Owned
 Selling Stockholder                           Offering            Be Offered         After  Offering   After Offering
 -------------------                     -------------------       ----------         ---------------   ----------------
 Basil Alwan . . . . . . . . . . . . .          123,004              123,004                   0             *
 Bert Armijo . . . . . . . . . . . . .           21,652               21,652                   0             *
 Nael Atallah  . . . . . . . . . . . .           50,739               50,739                   0             *
 Brad Bailey . . . . . . . . . . . . .            6,659                6,659                   0             *
 William G. Baldwin  . . . . . . . . .           50,739               50,739                   0             *
 Steve Bell  . . . . . . . . . . . . .            6,150                6,150                   0             *
 Roger Carlsen . . . . . . . . . . . .           21,935               21,935                   0             *
 James Carriere  . . . . . . . . . . .            6,150                6,150                   0             *
 Kuo-Li Chang  . . . . . . . . . . . .           14,350               14,350                   0             *
 Chuck Clay  . . . . . . . . . . . . .            8,200                8,200                   0             *
 ComDisco, Inc.  . . . . . . . . . . .           17,858               17,858                   0             *
 Dirk Eastman  . . . . . . . . . . . .           61,502               61,502                   0             *
 Lorri Everhart  . . . . . . . . . . .            3,382                3,382                   0             *
 Rebecca Farley  . . . . . . . . . . .           10,250               10,250                   0             *
 Tom Flaherty  . . . . . . . . . . . .           30,751               30,751                   0             *
 Richard Ghione  . . . . . . . . . . .            1,025                1,025                   0             *
 Aziz Hajee  . . . . . . . . . . . . .           10,706               10,250                 456             *
 Wendy Hogsett . . . . . . . . . . . .           35,620               35,620                   0             *
 Van Hunter  . . . . . . . . . . . . .          153,755              153,755                   0             *
 Bobi Ji . . . . . . . . . . . . . . .            2,050                2,050                   0             *
 Michael Kawai . . . . . . . . . . . .            3,075                3,075                   0             *
 Dan Keller  . . . . . . . . . . . . .           30,751               30,751                   0             *
 Diane Kennedy . . . . . . . . . . . .           27,060               27,060                   0             *
 Joseph S. Kennedy . . . . . . . . . .          615,022              615,022                   0             *

                                         Shares Owned Before        Shares To           Shares Owned    Percentage Owned
 Selling Stockholder                           Offering            Be Offered         After  Offering   After Offering
 -------------------                     -------------------       ----------         ---------------   ----------------
 Amir Khan . . . . . . . . . . . . . .           32,537               32,537                   0             *
 Cliff Knudson . . . . . . . . . . . .            6,659                6,659                   0             *
 Shyam Kota  . . . . . . . . . . . . .            8,569                8,569                   0             *
 Mark Lerner . . . . . . . . . . . . .           24,700               24,600                 100             *
 John Lynn . . . . . . . . . . . . . .           50,739               50,739                   0             *
 Randi Lyssand . . . . . . . . . . . .            8,815                8,815                   0             *
 John McQuillan  . . . . . . . . . . .           13,331               12,300               1,031             *
 Milan Momirov . . . . . . . . . . . .          553,520              553,520                   0             *
 Marcelo Mourier . . . . . . . . . . .           67,652               67,652                   0             *
 Dave Newman. . . . . . . . . . . . ..           41,001               41,001                   0             *
 John Nirenstein . . . . . . . . . . .          153,755              153,755                   0             *
 Joan Patrick  . . . . . . . . . . . .           12,300               12,300                   0             *
 Joe Regan . . . . . . . . . . . . . .           50,739               50,739                   0             *
 Richmond and Katherine McPherson Trust
 U/A/D January 17, 1997  . . . . . . .           41,001               41,001                   0             *
 Dave Roberts  . . . . . . . . . . . .           13,530               13,530                   0             *
 Robert Rogers . . . . . . . . . . . .           84,565               84,565                   0             *
 Mark Rotolo . . . . . . . . . . . . .            4,100                4,100                   0             *
 Ken Rubin . . . . . . . . . . . . . .           30,751               30,751                   0             *
 Padma Sanampudi . . . . . . . . . . .           16,781               16,781                   0             *
 Ross Schibler . . . . . . . . . . . .          246,008              246,008                   0             *
 Gabe Tarr . . . . . . . . . . . . . .           30,751               30,751                   0             *
 Thomas R. McPherson Revocable Trust .          328,011              328,011                   0             *
 Edwin Tsang . . . . . . . . . . . . .           50,739               50,739                   0             *
 Ihsan Tumenbatur  . . . . . . . . . .           50,739               50,739                   0             *
 Anh Vu  . . . . . . . . . . . . . . .           10,250               10,250                   0             *
 Sutten Wasserman  . . . . . . . . . .           30,751               30,751                   0             *
 Michael Wong  . . . . . . . . . . . .           59,195               59,195                   0             *
 Foundation Capital, L.P.  . . . . . .        1,014,420            1,014,420                   0             *
 Foundation Capital Entrepreneurs Fund,
 L.L.C.  . . . . . . . . . . . . . . .
                                                 88,209               88,209                   0             *

                                         Shares Owned Before        Shares To           Shares Owned    Percentage Owned
 Selling Stockholder                           Offering            Be Offered         After  Offering   After Offering
 -------------------                     -------------------       ----------         ---------------   ----------------
 Institutional Venture Partners
 Founders Fund I, L.P. . . . . . . . .           13,721               13,721                0                   *
 Institutional Venture Management VI .            7,350                7,350                0                   *
 Institutional Venture Partners VI . .          346,472              346,472                0                   *
 Matrix Partners IV, L.P.  . . . . . .          465,556              465,556                0                   *
 Matrix IV Entrepreneurs Fund, L.P. ..           24,502               24,502                0                   *
 Mayfield Associates Fund III, A
 California Limited Partnership  . . .           66,157               66,157                0                   *
 Mayfield VIII, A California Limited
 Partnership . . . . . . . . . . . . .        1,036,472            1,036,472                0                   *
 WS Investment Company '96A  . . . . .           12,247               12,247                0                   *

________________

         * Percentage is less than 1% of the number of outstanding shares of the Company's Common Stock.



                              PLAN OF DISTRIBUTION

         The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the Shares from time to time on the NYSE at prices and at terms prevailing at the time of sale or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) an over- the-counter distribution in accordance with the rules of the New York Stock Exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them. Certain of the Shares owned by the Selling Stockholders are being held in escrow for a one year period following the closing of the Acquisition to secure indemnification obligations in connection with the Acquisition. Further, certain Shares owned by certain of the Selling Stockholders are subject to repurchase by the Company. Accordingly, such Shares are not available for sale at this time. In addition, certain of the Selling Stockholders are venture capital funds, corporations or trusts which may, in the future, distribute their shares to their partners, shareholders or trust beneficiaries, respectively. Those shares may later be sold by those partners, shareholders or trust beneficiaries.

         In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. The Company will bear all costs and expenses incident to the offering and sale of the Shares to the public, including without limitation, printing expenses, legal fees and disbursements of counsel for the Company, "blue sky" expenses, accounting fees and filing fees, but excluding any underwriting commissions or similar charges and legal fees and disbursements of counsel for the Selling Stockholders.

         The Company has agreed to indemnify in certain circumstances the Selling Stockholders and any underwriter and certain control and other persons related to the foregoing persons against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify in certain circumstances the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

         The Company has agreed with the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective until the earlier of (i) such time as each of the Selling Stockholders may sell all of the Shares held by him, her or it without registration pursuant to Rule 144 under the Securities Act within a three-month period; (ii) such time as all of the Shares have been sold by the Selling Stockholders; or (iii) one (1) year following the closing of the Acquisition on June 25, 1997. The Company intends to de-register any of the Shares not sold by the Selling Stockholders at the end of such period; however, at such time, any unsold shares may be freely tradeable subject to compliance with Rule 144 of the Securities Act.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                                 LEGAL MATTERS

         The legality of the Shares is being passed upon by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California.

                                    EXPERTS

         The consolidated financial statements and schedule of the Company as of June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996 incorporated by reference into and made a part of this Prospectus and Registration Statement of the Company, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference herein which, as to fiscal 1994, is based in part on the report of Price Waterhouse LLP, independent accountants, as it relates to Wellfleet Communications, Inc.'s consolidated financial statements for the year ended June 30, 1994. The financial statements and schedule referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

--------------------------------------------------------------------------------

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.





                               TABLE OF CONTENTS



                                                                  PAGE
                                                                  ----
Available Information ....................................          2

Incorporation of Certain

Documents by Reference ...................................          2

The Company ..............................................          3

Risk Factors .............................................          3

Management ...............................................          7

Selling Stockholders .....................................          9

Plan of Distribution .....................................         11

Use of Proceeds ..........................................         12

Legal Matters ............................................         12

Experts ..................................................         12





                                6,407,393 SHARES





                               BAY NETWORKS, INC.





                                  COMMON STOCK





                               __________________

                                   PROSPECTUS
                               __________________





                                 July ___, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and New York Stock Exchange listing fee.

                                                                                          To be Paid
                                                                                            By The
                                                                                          Registrant
                                                                                          ----------
        SEC registration fee ............................................................   $ 52,793
        NYSE listing fee ................................................................     22,425
        Accounting fees and expenses ....................................................     50,000
        Printing ........................................................................      3,000
        Transfer agent and registrar fees and expenses ..................................          0
        Blue Sky fees and expenses (including counsel fees) .............................          0
        Legal fees and expenses .........................................................     15,000
        Miscellaneous expenses ..........................................................          0


                Total ...................................................................   $143,218
                                                                                          ==========




         The Company will pay all expenses of registration, issuance and distribution of the shares being sold by the Selling Stockholders, excluding underwriting commissions and similar charges and legal fees and disbursements of counsel for the Selling Stockholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article EIGHTH of the Company's Certificate of Incorporation provides that no director of the Company shall be liable for any breach of fiduciary duty, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

         Article TWELFTH of the Company's Certificate of Incorporation provides that a director or officer of the Company (a) shall be indemnified by the Company against all costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Company) brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Company against all costs, charges and expenses (including attorneys' fees) incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any such matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action with prejudice or the settlement of an action without admission of liability, he is required to be indemnified by the Company against all costs, charges and expenses (including attorneys' fees) incurred in connection therewith.
Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

         Indemnification is required to be made unless the Board of Directors or independent legal counsel determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Board of Directors or independent legal counsel that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Company fails to make an indemnification payment within sixty (60) days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Company notice of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

         Article TWELFTH of the Company's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Company must indemnify those persons to the fullest extent permitted by such law as so amended.

         In addition, with the approval of its Board of Directors, the Company has entered into separate indemnification agreements with its directors and officers which require the Company to, among other things, indemnify them against certain liabilities which may arise by reason of their status or service.

 The Company has obtained liability insurance for the benefit of its directors and officers.

ITEM 16.  EXHIBITS.

         The following exhibits are filed with this Registration Statement:

EXHIBIT
 NUMBER                        EXHIBIT TITLE

5.1        Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.

23.1       Consent of Ernst & Young LLP, independent auditors.

23.2       Consent of Price Waterhouse LLP, independent accountants.

23.3 Consent of Gray Cary Ware & Freidenrich, A Professional Corporation (included in Exhibit 5.1).

24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

ITEM 17.  UNDERTAKINGS.

     A.  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     D.  The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 18th day of July, 1997.

                                     BAY NETWORKS, INC.


                                     By:   /S/ JOHN J. POGGI, JR.
                                        --------------------------------------
                                               John J. Poggi, Jr.
                                               Vice President, General Counsel
                                               and Secretary

                               POWER OF ATTORNEY

         Each of the officers and directors of Bay Networks, Inc. whose signature appears below hereby constitutes and appoints David J. Rynne and John
J. Poggi, Jr., and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to the Registration Statement on Form S-3 and to perform any acts necessary in order to file such amendments, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or their or his substitutes, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on July 18, 1997 by the following persons in the capacities indicated.





 Signature                                                                        Title
------------------------------------                        -----------------------------------------------------
 /s/  DAVID L. HOUSE
------------------------------------
 David L. House                                                  President, Chief Executive Officer and
                                                                    Chairman of the Board of Directors
                                                                      (Principal Executive Officer)
 /s/  DAVID J. RYNNE
------------------------------------
 David J. Rynne                                            Executive Vice President and Chief Financial Officer
                                                                      (Principal Financial Officer)
 /s/  ROBIN G. SEIM
------------------------------------
 Robin G. Seim                                                   Vice President and Corporate Controller
                                                                      (Principal Accounting Officer)
 /s/  ARTHUR CARR
------------------------------------
 Arthur Carr                                                                     Director

 /s/  SHELBY H. CARTER, JR
------------------------------------
 Shelby H. Carter, Jr.                                                           Director

 /s/  KATHLEEN ANNE COTE
------------------------------------
 Kathleen Anne Cote                                                              Director


 /s/  JOHN S. LEWIS
------------------------------------
 John S. Lewis                                                                   Director

 /s/  ANDREW K. LUDWICK
------------------------------------
 Andrew K. Ludwick                                                               Director

------------------------------------
 Benjamin F. Robelen                                                             Director

 /s/  RONALD V. SCHMIDT
------------------------------------
 Ronald V. Schmidt                                                               Director

 /s/  PAUL J. SEVERINO
------------------------------------
 Paul J. Severino                                                                Director

                               INDEX TO EXHIBITS

Exhibit No.                                                             Page No.

5.1        Opinion and Consent of Gray Cary Ware & Freidenrich,
           A Professional Corporation.

23.1       Consent of Ernst & Young LLP, independent auditors.

23.2       Consent of Price Waterhouse LLP, independent accountants.

23.3 Consent of Gray Cary Ware & Freidenrich, A Professional Corporation (included in Exhibit 5.1).

24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).



















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